Indiana Community BANCORP

NEWS RELEASE

For Immediate Release		October 27, 2009

Contacts:	John K. Keach, Jr.	Mark T. Gorski
	Chairman	Executive Vice President
	Chief Executive Officer	Chief Financial Officer
	(812) 373-7816	(812) 373-7379

INDIANA COMMUNITY BANCORP ANNOUNCES
THIRD QUARTER RESULTS

(Columbus, In) – Indiana Community Bancorp (the "Company") (NASDAQ: INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the “Bank”), today announced a net loss for the third quarter of $2.1 million or $(0.71) diluted loss per common share compared to net income of $1.8 million or $0.54 diluted earnings per common share for the third quarter of 2008.  Year-to-date net loss was $4.5 million or $(1.60) diluted loss per common share compared to net income of $3.5 million or $1.04 diluted earnings per common share a year earlier.  The third quarter was negatively impacted by a non-cash expense related to the write off of the Company’s total goodwill of $1.4 million.  Excluding the impact of the goodwill write off, the Company’s net loss would have been reduced to $684,000 or $(0.20) diluted loss per common share for the quarter.  The Company continued to increase the balance in the allowance for loan losses in light of the challenging economic cycle by recording a provision for loan losses of $3.9 million for the third quarter which exceeded net charge offs for the quarter by $2.0 million.  Retail deposit growth remained strong for 2009 as retail deposits increased $58.1 million for the third quarter and $129.6 million for the year.  As of September 30, 2009, shareholders’ equity was $87.8 million and the Company’s tangible common equity to assets ratio was 6.34%.  Chairman and CEO John Keach, Jr. stated, “The tremendous increase in core deposits adds significantly to our core franchise.  These new deposit relationships position our Company for future growth as the credit cycle and economy improve.”  Executive Vice President and CFO Mark Gorski added, “Appropriate increases to the allowance for loan losses helps to strengthen our Company and are prudent based on the current credit environment.  We anticipate that we may need to continue to increase the allowance for loan losses into 2010.”

Balance Sheet

Total assets were $1.1 billion as of September 30, 2009, an increase of $83.6 million from December 31, 2008.  Total loans decreased $14.4 million for the quarter and $40.3 million year-to-date.  Commercial and commercial mortgage loans decreased $3.4 million for the quarter and $11.5 million year-to-date.  The commercial loan portfolio has continued to decline due to the challenging credit market which has contributed to the decrease in new commercial loan originations.  Residential mortgage and consumer loans decreased $11.0 million for the quarter and $29.0 million year-to-date.  Residential mortgage loan origination volume has slowed compared to the previous two quarters as the refinance activity slows.  Mortgage loan originations remain substantially higher than the prior year due to significant refinance activity resulting from low interest rates.  As substantially all new mortgage loans are being sold in the secondary market, residential mortgage balances continue to decline.  Decreases in the mortgage loan portfolio account for $8.4 million of the decrease in consumer loans for the quarter and $19.8 million of the decrease year-to-date.

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Indiana Community Bancorp
Third Quarter Earnings

Total retail deposits increased $58.1 million for the quarter and $129.6 million or 18.7% year-to-date.  This substantial growth in retail deposits occurred in all categories as demand deposits increased $3.0 million, interest bearing transaction accounts increased $98.2 million and certificates of deposit increased $28.4 million.  The Bank has seen deposit growth from individual accounts, business accounts and public entity accounts across the entire market footprint.  Management believes that deposit growth reflects customer preference for insured bank deposits which provide safety of principal balance plus interest.  Additionally, management believes deposit growth during the third quarter was greater than previous quarters due in part to the continued negative press and ultimate failure of the Company’s largest competitor in its headquarter market of Columbus, Indiana.

Total wholesale funding decreased $4.5 million for the quarter and $39.9 million year-to-date.  The increase in retail deposits provided a source for the repayment of wholesale funding sources during the year.

Asset Quality

Provision for loan losses totaled $3.9 million for the quarter and $12.8 million year-to-date which represented significant increases over the comparable periods in 2008.  The provision expense for the year has covered net charge offs and significantly increased the allowance for loan losses.  Net charge offs were $1.9 million for the third quarter and included $1.2 million of commercial loan charge offs and $684,000 of consumer loan charge offs.  Year-to-date net charge offs totaled $9.2 million and included $7.7 million of commercial loan charge offs and $1.5 million of consumer loan charge offs.  Non-performing assets to total assets increased to 3.12% at September 30, 2009 compared to 2.86% at December 31, 2008.  The ratio of the allowance for loan losses to total loans was increased to 1.60% at September 30, 2009 compared to 1.07% at December 31, 2008.

Net Interest Income

Net interest income decreased $659,000 or 8.8% to $6.8 million for the third quarter and year-to-date net interest income decreased $1.1 million or 5.1% to $20.4 million.  Net interest margin for the third quarter was 2.88% which was equal to the second quarter.  Year-to-date net interest margin was 2.96% for 2009 compared to 3.38% for 2008.  The decrease in net interest margin for the year was primarily the result of an unusually high balance in interest earning demand deposits and an increase in non-accrual loans.  Due to continued increases in deposits and reduced loan demand, the excess liquidity has been invested in short term securities throughout the quarter.  Total investment securities increased $47.2 million for the quarter and $82.8 million year-to-date.  Based on current interest rates, the short term securities have interest rates below 2%.  While this is negatively impacting the net interest margin currently, the cash flows from these securities will be readily available to reinvest into loans or to pay down higher cost wholesale funding when it matures.  Management anticipates the net interest margin to increase slowly due to an expected decrease in deposit costs resulting from reductions in the pricing of money market accounts and certificates of deposit.

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Indiana Community Bancorp
Third Quarter Earnings

Non Interest Income

Non interest income decreased $1.1 million for the third quarter and $1.2 million year-to-date.  Gain on sale of mortgage loans continues to exceed prior year levels due to increased origination volumes however the quarterly gap continues to narrow.  For the quarter, gain on sale of mortgage loans was up $105,000 while the year-to-date total has increased $1.0 million.  The Bank discontinued offering brokerage services in September 2008.  Brokerage fee income totaled $419,000 in the third quarter of 2008 and $1.4 million year-to-date in 2008.  Service fees on deposits have run consistently below prior year levels due primarily to a reduction in overdraft fees.  Service fees on deposits were down $223,000 or 11.8% for the quarter and down $329,000 or 6.5% year-to-date.  During the third quarter, miscellaneous income included a writedown on other real estate of $468,000 related to a former subdivision loan.  Due to further declines in value and lack of sales activity, the carrying value was reduced an additional 20%.

Non Interest Expenses

Non interest expenses increased $923,000 to $8.0 million for the third quarter and $452,000 to $22.7 million year-to-date.  However, included in expenses for the third quarter was a non-cash expense related to the write off of $1.4 million of goodwill.  Excluding the goodwill write off, expenses decreased $471,000 or 6.7% for the third quarter and $942,000 or 4.2% year-to-date.  Compensation and employee benefits expense decreased $458,000 or 11.6% for the third quarter and $1.8 million or 14.4% year-to-date.  Four primary factors contributed to the decrease in compensation and benefits:  1) the Company froze its defined benefit pension plan effective April 1, 2008 resulting in an expense reduction of $450,000 for the year, 2) the Company reduced its workforce by approximately 10% in the third quarter of 2008 resulting in an expense reduction of approximately $600,000 for the year, 3) the Company discontinued offering brokerage services effective September 2008 resulting in an expense reduction of $809,000 for the year and 4) bonus and vacation related benefits have decreased resulting in an expense reduction of $375,000 for the year.  These decreases to compensation and employee benefits were partially offset by an increase in mortgage commissions of $503,000 as a result of increased mortgage volumes discussed above.  FDIC insurance increased $287,000 for the third quarter and $1.3 million year-to-date.  The year-to-date increase includes a special assessment of $475,000 with was recorded in the second quarter.  Marketing expense increased $11,000 for the third quarter and decreased $476,000 year-to-date due to the timing of advertising associated with the name change which occurred in the first and second quarters of 2008.  The Company anticipates total marketing cost for 2009 to be approximately 20% less than the average marketing expense over the previous 2 years.

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Indiana Community Bancorp
Third Quarter Earnings

Indiana Community Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company.  Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank.  Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 20 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events.  Actual results could materially differ from those presented.  Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

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INDIANA COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)
	September 30,	December 31,
	2009	2008

Assets:
Cash and due from banks	$11,460	$22,352
Interest bearing demand deposits	55,433	234
Cash and cash equivalents	66,893	22,586
Securities available for sale at fair value (amortized cost $171,071 and $90,957)	173,854	91,096
Securities held to maturity at amortized cost (fair value $3,872 and $3,884)	4,349	4,467
Loans held for sale (fair value $3,188 and $2,907)	3,123	2,856
Portfolio loans:
Commercial and commercial mortgage loans	544,666	556,133
Residential mortgage loans	100,416	120,227
Second and home equity loans	98,690	104,084
Other consumer loans	16,774	20,532
Unearned income	(126)	(241)
Total portfolio loans	760,420	800,735
Allowance for loan losses	(12,170)	(8,589)
Portfolio loans, net	748,250	792,146

Premises and equipment	14,624	15,323
Accrued interest receivable	3,936	3,777
Goodwill	0	1,394
Other assets	37,969	35,728
TOTAL ASSETS	$1,052,998	$969,373
Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand	$74,680	$71,726
Interest checking	161,027	110,944
Savings	42,336	40,862
Money market	203,200	156,500
Certificates of deposits	342,807	314,425
Retail deposits	824,050	694,457
Brokered deposits	0	5,420
Public fund certificates	614	10,762
Wholesale deposits	614	16,182
Total deposits	824,664	710,639
FHLB advances	110,346	129,926
Short term borrowings	0	4,713
Junior subordinated debt	15,464	15,464
Other liabilities	14,753	16,619
Total liabilities	965,227	877,361
Commitments and Contingencies
Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: 21,500 and 21,500; Liquidation preference $1,000 per share	21,029	20,962
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,358,079 and 3,358,079	21,045	20,985
Retained earnings, restricted	44,558	50,670
Accumulated other comprehensive income (loss), net	1,139	(605)

Total shareholders' equity	87,771	92,012

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,052,998	$969,373

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INDIANA COMMUNITY BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Interest Income:
Short term investments	$33	$57	$76	$450
Securities	1,200	704	2,824	2,063
Commercial and commercial mortgage loans	7,504	8,019	22,672	23,523
Residential mortgage loans	1,463	2,018	4,870	6,619
Second and home equity loans	1,225	1,527	3,756	4,732
Other consumer loans	358	468	1,117	1,453
Total interest income	11,783	12,793	35,315	38,840
Interest Expense:
Checking and savings accounts	481	157	1,106	673
Money market accounts	608	634	1,697	2,256
Certificates of deposit	2,677	2,863	8,190	9,505
Total interest on retail deposits	3,766	3,654	10,993	12,434
Brokered deposits	32	112	139	335
Public funds	4	62	74	109
Total interest on wholesale deposits	36	174	213	444
Total interest on deposits	3,802	3,828	11,206	12,878
FHLB borrowings	1,061	1,297	3,337	3,825
Other borrowings	0	1	1	1
Junior subordinated debt	87	175	335	594
Total interest expense	4,950	5,301	14,879	17,298
Net interest income	6,833	7,492	20,436	21,542
Provision for loan losses	3,899	987	12,785	3,271
Net interest income after provision for loan losses	2,934	6,505	7,651	18,271
Non Interest Income:
Gain on sale of loans	464	359	2,200	1,158
Loss on sale of securities	(37)	(18)	(37)	(437)
Investment advisory services	0	419	0	1,371
Service fees on deposit accounts	1,674	1,897	4,722	5,051
Loan servicing income, net of impairment	122	139	395	413
Miscellaneous	92	589	814	1,690
Total non interest income	2,315	3,385	8,094	9,246
Non Interest Expenses:
Compensation and employee benefits	3,509	3,967	10,641	12,432
Occupancy and equipment	924	1,079	2,918	3,147
Service bureau expense	465	493	1,457	1,434
FDIC premium	318	31	1,393	72
Marketing	178	167	585	1,061
Goodwill impairment	1,394	0	1,394	0
Miscellaneous	1,213	1,341	4,311	4,101
Total non interest expenses	8,001	7,078	22,699	22,247
Income (loss) before income taxes	(2,752)	2,812	(6,954)	5,270
Income tax provision (credit)	(674)	1,010	(2,474)	1,776
Net Income (Loss)	$(2,078)	$1,802	$(4,480)	$3,494
Basic earnings (loss) per common share	$(0.71)	$0.54	$(1.60)	$1.04
Diluted earnings (loss) per common share	$(0.71)	$0.54	$(1.60)	$1.04

Basic weighted average number of common shares	3,358,079	3,358,079	3,358,079	3,360,199
Dilutive weighted average number of common shares	3,358,079	3,358,079	3,358,079	3,360,199
Dividends per common share	$0.010	$0.120	$0.250	$0.520

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Supplemental Data:	Three Months Ended		Year to Date
(unaudited)	September 30,		September 30,
	2009	2008	2009	2008
Weighted average interest rate earned on total interest-earning assets	4.97%	5.96%	5.11%	6.10%
Weighted average cost of total interest-bearing liabilities	2.11%	2.51%	2.22%	2.77%
Interest rate spread during period	2.85%	3.45%	2.89%	3.32%

Net interest margin (net interest income divided by average interest-earning assets on annualized basis)	2.88%	3.49%	2.96%	3.38%
Total interest income divided by average
Total assets (on annualized basis)	4.50%	5.47%	4.67%	5.62%
Total interest expense divided by average total assets (on annualized basis)	1.89%	2.27%	1.97%	2.50%
Net interest income divided by average total assets (on annualized basis)	2.61%	3.20%	2.70%	3.12%

Return on assets (net income divided by average total assets on annualized basis)	-0.79%	0.77%	-0.59%	0.51%
Return on equity (net income divided by average total equity on annualized basis)	-9.26%	10.49%	-6.57%	6.83%

	September 30,	December 31,
	2009	2008

Book value per share outstanding	$19.71	$20.98

Nonperforming Assets:
Loans: Non-accrual	$26,367	$22,534
Past due 90 days or more	2,779	518
Restructured	504	1,282
Total nonperforming loans	29,650	24,334
Real estate owned, net	3,180	3,335
Other repossessed assets, net	57	44
Total Nonperforming Assets	$32,887	$27,713

Nonperforming assets divided by total assets	3.12%	2.86%
Nonperforming loans divided by total loans	3.90%	3.04%

Balance in Allowance for Loan Losses	$12,170	$8,589

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